SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

KAYDON CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

[KAYDON LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Ann Arbor, Michigan

April 3, 2000

To Shareholders:

      The Annual Meeting of Shareholders of Kaydon Corporation (“Kaydon”) will be held at the Crowne Plaza Hotel, Ann Arbor, Michigan on Thursday, May 4, 2000, at 11:00 a.m. for the following purposes:

(1) to elect a Board of Directors; and

(2) to transact such other business as may properly come before the meeting and any adjournment thereof.

      Shareholders of record at the close of business on March 6, 2000 are entitled to notice of and to vote at the meeting.

JOHN F. BROCCI
Vice President Administration and
Secretary

      THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY.

      You can help avoid the necessity and expense of sending a follow-up letter by the prompt completion and return of the enclosed proxy whether or not you expect to attend the Annual Meeting of Shareholders. For your convenience, there is enclosed a self-addressed envelope requiring no postage if mailed in the United States.

KAYDON CORPORATION

315 East Eisenhower Parkway
Suite 300
Ann Arbor, MI 48108

ANNUAL MEETING OF SHAREHOLDERS

to be held on May 4, 2000

PROXY STATEMENT

April 3, 2000

Introduction

      The Annual Meeting of Shareholders of Kaydon Corporation (“Kaydon”) will be held on Thursday, May 4, 2000, at the Crowne Plaza Hotel, 610 Briarwood Circle, Ann Arbor, Michigan at 11:00 a.m. for the purposes set forth in the accompanying notice. This statement is furnished in connection with the solicitation by Kaydon’s Board of Directors of proxies to be voted at such meeting and at any and all adjournments thereof. This statement and the accompanying form of proxy are first being distributed to shareholders on or about April 3, 2000.

Quorum and Vote Requirements

      Each share of common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting.

      Participants in the Kaydon Corporation Employee Stock Ownership and Thrift Plan, the Electro-Tec Corporation Employee Retirement Benefit Plan and the Fluid Power Companies’ Pension and Retirement Savings Plan will receive separate voting instruction cards covering the shares held for participants in those Plans. Voting instruction cards must be returned or the shares will not be voted by the trustee.

      For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by broker non-votes, will be counted as present and entitled to vote and will count towards the quorum.

      Proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including adjournments) in accordance with the specifications therein.

      If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Kaydon, or by attending the Annual Meeting and voting in person.

      Votes are counted at the meeting by the Inspector of Election.

Election of Directors (Item No. 1 on Proxy Card)

      The Directors shall be elected by a plurality of votes validly cast in person or by proxy at any meeting at which a quorum is present. Shares represented by proxies that are marked “withholding authority” with respect to the election of one or more nominees as Directors will not be counted in determining whether a plurality of votes was obtained in such matters. If no directions are given and the signed card is returned, the members named as proxies will vote the shares for the election of all listed nominees for Directors. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”), and abstentions, those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

ELECTION OF DIRECTORS

      The persons designated as proxies in the accompanying proxy have been selected by the Board of Directors of Kaydon and have indicated that they intend to vote all proxies received by them for the election of each of the following nominees for the office of director of Kaydon, unless instructed otherwise, each to serve until the Annual Meeting of Shareholders next succeeding their election and until their successors have been duly elected and qualified.

      If for any reason any of the following nominees is not a candidate when the election occurs, which is not anticipated, it is intended that the proxies will be voted for the election of a substitute nominee if one is designated by the Board of Directors.

Name and Age of Nominees

Gerald J. Breen (54)	Mr. Breen has been the Chairman and Chief Executive Officer of IER Industries, Inc. since 1993. Prior to that Mr. Breen had been President and Chief Executive Officer of Cuyam Corporation and a private investor since 1986. Mr. Breen also serves on the Board of Directors of Disposable Products Company, LLC. He has been a Director of Kaydon since January 1992.

Brian P. Campbell (59)	Mr. Campbell has been President and Chief Executive Officer of Kaydon Corporation since September 1998 and Chairman of the Board since April 1999. Prior to that Mr. Campbell was founder and President of TriMas Corporation from May 1986 to January 1998, and from January 1998 to September 1998, President and Co-Chief Operating Officer of MascoTech, Inc. He has been a Director of Kaydon since September 1995.

Thomas C. Sullivan (62)	Mr. Sullivan has been Chairman, and Chief Executive Officer of RPM, Inc. since 1971. He has been a Director of RPM, Inc. since 1963. Mr. Sullivan is a Director of Pioneer-Standard Electronics, Inc., National City Bank and Huffy Corporation. He has been a Director of Kaydon since September 1998.

B. Joseph White (52)	Mr. White is Dean of the University of Michigan Business School, a position he has held since 1991. Mr. White is a Trustee of Equity Residential Properties Trust. He is a Director of Kelly Services, Inc. and Gordon Food Service Inc. Mr. White is a Director of several mutual funds managed by Alger Management, Inc. He has been a Director of Kaydon since April 1999.

      The Board of Directors recommends a vote FOR the election of the persons named above as Directors of the Corporation.

DIRECTOR COMPENSATION AND BOARD COMMITTEES

      During 1999, Kaydon’s Board of Directors met five times for regular meetings and five times for special telephonic meetings. Each outside Director received $2,000 for each attendance at a Board of Directors regular meeting and $500 for attendance at each telephonic meeting. Each outside Director was paid $15,000 as a retainer for the year, paid quarterly. In addition to the payment of such fees, the Company reimburses all Directors for expenses incurred in carrying out their duties. Each Director attended more than 75% of the aggregate of the total meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the Directors served.

      During 1999, Mr. Cawley was paid his base salary ($400,000) and a bonus of $250,000 in July 1999 pursuant to an employment continuation program that the Board of Directors approved in January 1999.

      The Board of Directors has an Audit Committee and Compensation Committee. The principal responsibilities of the Audit Committee are to ensure for the Board of Directors: (a) that generally accepted accounting principles are being followed; and (b) that the total audit coverage of the Corporation and its subsidiaries is satisfactory. The Audit Committee provides an open avenue of communication between management and the external auditors and the Board of Directors. The Committee reviews the nature of all services performed by the external auditors, including the scope and extent of their audit, the results of their audit, and their fees. The Committee met three times during the year, with one of the meetings being by telephone conference. The members of the Committee are: Thomas C. Sullivan (Chairman), Gerald J. Breen and B. Joseph White.

      The principal responsibilities of the Compensation Committee are to: (a) review and advise management on broad compensation policies, incentive programs, stock option/stock incentive plans, deferred compensation and retirement plans; (b) approve and recommend base salaries, salary increases and other benefits for elected officers; (c) take certain actions required or permitted to be taken by the Board of Directors under the long term stock incentive and annual incentive compensation plans of Kaydon; and (d) review recommendations for major changes in compensation, benefit and retirement plans which have application to significant numbers of Kaydon’s total employees and which require review or approval of the Board of Directors. The Committee met four times during the year. The members of the Committee are: Gerald J. Breen (Chairman), Thomas C. Sullivan and B. Joseph White.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Number of Shares Outstanding, Record Date and List of Shareholders

      Only shareholders of record at the close of business on Monday, March 6, 2000 are entitled to notice of and to vote at the Annual Meeting. At the close of business on such date there were 30,829,582 shares of common stock of Kaydon outstanding. A shareholders list will be available for examination by shareholders at the Annual Meeting in accordance with Section 219 of the Delaware General Corporation Law.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth information as of December 31, 1999, concerning the only persons known to Kaydon to be the beneficial owners of more than 5% of Kaydon’s issued and outstanding stock:

		Percentage of
Name and Address	Amount and Nature of	Issued and Outstanding
of Beneficial Owner	Beneficial Ownership(1)	Common Stock

FMR Corporation	2,467,800	8.02%
82 Devonshire Street
Boston, MA 02109

NewSouth Capital Management, Inc.	1,949,022	6.33%
1000 Ridgeway Loop Rd., Suite 233
Memphis, TN 38120

Newberger Berman, Inc.	1,751,573	5.69%
605 Third Ave
New York, NY 10158

(1)	These shares are owned by various individual and institutional investors for which FMR Corporation, NewSouth Capital Management, Inc. and Newberger Berman, Inc., respectively, serve as investment advisors with power to direct investments and/or shared power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, FMR Corporation, NewSouth Capital Management, Inc. and Newberger Berman, Inc. are deemed to be beneficial owners of such shares; however, each expressly disclaims that they are, in fact, the beneficial owners of such shares.

      The following table presents information regarding beneficial ownership of Kaydon’s common stock by each member of the Board of Directors and other Executive Officers as of December 31, 1999.

			Percentage of Issued
	Amount and Nature		And Outstanding
	of Beneficial Ownership		Common Stock on
Board of Directors	of Common Stock		December 31, 1999

Gerald J. Breen	25,000	(1)	*
5200 Harvard Ave Cleveland, OH 44105

Brian P. Campbell	208,600	(2)	*
315 East Eisenhower Parkway, Ste 300 Ann Arbor, MI 48108

Lawrence J. Cawley	159,756	(3)	*
8111 Bay Colony Drive Naples, FL 34108

Thomas C. Sullivan	7,500	(4)	*
2628 Pearl Road Medina, OH 44258

B. Joseph White	3,200	(5)	*
701 Tappan Street Ann Arbor, MI 48109

Other Executive Officers

John F. Brocci	159,472	(6)	*
315 East Eisenhower Parkway, Ste 300 Ann Arbor, MI 48108

Kenneth W. Crawford	22,039	(7)	*
315 East Eisenhower Parkway, Ste 300 Ann Arbor, MI 48108

All Executive Officers and directors as a group, 7 persons	585,567		1.9%

*	Less than one percent.

(1)	Included in these shares are 15,000 shares which are acquirable under the Directors Stock Option Plan in 2000.

(2)	Included in these shares are 2,000 shares owned by a trust as to which Mr. Campbell disclaims beneficial ownership, 60,000 shares which are acquirable under the Stock Option Plan in 2000 and 72,600 shares of restricted stock holdings.

(3)	Included in these shares are 50,000 owned by Mrs. Cawley as to which Mr. Cawley disclaims beneficial ownership, 25,000 shares which are acquirable under the Stock Option Plan in 2000 and 11,056 shares held in his account in the Kaydon Corporation Employee Stock Ownership and Thrift Plan.

(4)	Included in these shares are 2,500 shares which are acquirable under the Directors Stock Option Plan in 2000.

(5)	Included in these shares are 2,500 shares acquirable under the Directors Stock Option Plan in 2000.

(6)	Included in these shares are 91,250 shares which are acquirable under the Stock Option Plan in 2000 and 22,000 shares of restricted stock holdings.

(7)	Included in these shares are 3,000 shares (stock options) which are acquirable under the 1999 Long Term Stock Incentive Plan in 2000, 39 shares held in his account in the Kaydon Corporation Employee Stock Ownership and Thrift Plan and 17,000 shares of restricted stock holdings.

Note:	The restricted stock grants referenced above include the sole power to vote the underlying shares and thus Messrs. Campbell, Brocci and Crawford are deemed beneficial owners of that restricted stock.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities		All
				Annual	Restricted	Underlying	LTIP	Other
Name And		Salary	Bonus	Compen-	Stock	Options/	Payouts	Compen-
Principal Position	Year	($)	($)	sation($)	Awards($)	SARs(#)	($)	sation($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)

Brian P. Campbell,	1999	$600,000	$250,000	0	$1,801,387	0	0	0
Chairman,	1998	$166,154	0	0	0	100,000	0	0
President and Chief	1997	0	0	0	0	0	0	0
Executive Officer

John F. Brocci,	1999	$164,154	$100,000	0	$545,875	0	0	0
Vice President	1998	$149,777	$130,700	0	0	25,000	0	0
Administration and	1997	$125,525	$205,700	0	0	25,000	0	0
Secretary

Kenneth W. Crawford	1999	$114,815	$65,000	0	$421,812	12,000	0	0
Vice President and	1998	0	0	0	0	0	0	0
Corporate Controller	1997	0	0	0	0	0	0	0

Column (A):	Brian P. Campbell became Chairman of the Board in April 1999. Kenneth W. Crawford became Vice President and Corporate Controller in March 1999. He was elected an officer in June 1999.

Column (C):	Includes deferrals into the 401 (k) plan.

Column (D):	For presentation in this table, incentive compensation (“bonuses”) are shown in the year earned, although they are generally paid the following year. Amounts in 1999 reflect terms of employment and incentive compensation bonuses.

Column (F):	Represents, for each Executive Officer, restricted stock awards made in 1999 under the Company’s 1999 Long Term Stock Incentive Plan. The information above is based on the closing price of the Common Stock on the date on which the awards were made, September, 1999. Dividends will be paid on all restricted stock reported in Column (F). The number and value at December 31, 1999 of the aggregate restricted stock holdings of each Executive Officer are as follows:

	Number of Shares	Value at December 31, 1999

Mr. Campbell	72,600	$1,946,587

Mr. Brocci	22,000	$589,875

Mr. Crawford	17,000	$455,812

One-half of the restricted stock reported in Column (F) vests ratably over ten years beginning January 5, 2001. The other half is subject to performance conditions and a vesting schedule. Shares as to which the performance conditions are satisfied vest over eight, nine, or ten years, depending on the performance condition satisfied, beginning March 1, 2003, 2002 and 2001, respectively. All shares are also subject to vesting upon disability or death while employed at Kaydon.

The performance condition as to the first 30% of the restricted stock subject to performance conditions is met if diluted earnings per share for 2000 are at least $2.17 or the Company’s Common Stock attains a closing price of at least $32.50 per share for 10 trading days within a 60 day period before December 31, 2000; cumulative diluted earnings per share for 2000 and 2001 are at least $4.72 or the Company’s Common Stock attains a closing price of at least $38.25 per share for 10 trading days within a 60 day period before December 31, 2001; cumulative diluted earnings per share for 2000 through 2002 are at least $7.72 or the Company’s Common Stock attains a closing price of at least $45 per share for 10 trading days within a 60 day period before December 31, 2002.

The performance condition as to the second 30% of the restricted stock subject to performance conditions is met if diluted earnings per share for 2001 are at least $2.55 or the Company’s Common Stock attains a closing price of at least $38.25 per share for 10 trading days within a 60 day period before December 31, 2001; cumulative diluted earnings per share for 2000 through 2002 are at least $7.72 or the Company’s Common Stock attains a closing price of at least $45 per share for 10 trading days within a 60 day period before December 31, 2002.

The performance condition as to the final 40% of the restricted stock subject to performance conditions is met if diluted earnings per share for 2002 are at least $3.00 or the Company’s Common Stock attains a closing price of at least $45 per share for 10 trading days within a 60 day period before December 31, 2002.

Column (G):	Reflects the number of Non-Qualified Stock Options granted.

      The Company has not entered into any employment contract with any of the named Executive Officers or Directors. However, it has entered into Change-in-Control Compensation Agreements with its named Executive Officers, as described more fully below, and has entered into a Supplemental Executive Retirement Plan (“SERP”) with certain Executive Officers, as described in the Pension Plan section of this Proxy.

Change in Control Compensation Agreements

      Kaydon Corporation originally entered into Change-in-Control Compensation Agreements with certain selected executives in October 1995. In September 1998, Kaydon entered into modified Change-in-Control Compensation Agreements with Messrs. Campbell and Brocci and other certain selected executives. In May 1999 Kaydon entered into a Change-in-Control Compensation Agreement with Mr. Crawford. The Change-in-Control Compensation Agreements provide that in the event of (i) the termination by Kaydon of the Executive Officer’s employment within three years after a Change-in-Control (as defined in the agreement) of the Company (except for reasons of retirement, death, disability or cause), or (ii) the termination by the Executive Officer within three years after a Change-in-Control of the Company for specified reasons, such Executive Officer will be entitled to termination benefits. The permissible reasons for the Executive Officer to terminate his employment and receive termination benefits include a substantial reduction in his duties and responsibilities, a reduction in his compensation or benefits package or the transfer of the Executive Officer to a location requiring a change in his residence or a material increase in the amount of travel normally required.

      The termination benefits to which the Executive Officer is entitled, which coordinate with benefits provided upon a Change-in-Control under the SERP, include three times annual base salary at the time of termination, payable in a lump sum payment, and certain other benefits provided in the agreement. None of the benefits would be affected or reduced if the Executive Officer were to obtain new employment after his termination by Kaydon. The Change-in-Control Compensation Agreements were approved by the Board of Directors as reasonable termination compensation for the Executive Officers in order to encourage management to remain with the Company and to continue to devote full attention to Kaydon’s business in the event of a threatened Change-in-Control of the Company.

Compensation Committee Report On Executive Compensation

      The Compensation Committee (the “Committee”) is comprised of three non-employee, independent members of the Board of Directors. It is the responsibility of the Committee to review, recommend and approve changes to the Company’s compensation policies and benefit programs, to administer the Company’s stock plans, including approving stock option grants, restricted stock awards and the like to Executive Officers, executives and other key managers and to otherwise ensure that the Company’s compensation philosophy is consistent with the Company’s best interests and is properly implemented.

Compensation Philosophy

      The overall focus of Kaydon Corporation’s compensation program is to enhance shareholder value through attainment of the Company’s strategic goals. The executive compensation program is intended to motivate executives by rewarding them for achieving results that are intended to produce greater shareholder value and, therefore, a significant portion of the total compensation paid to Company executives is “at risk”.

      Although the Committee considers a variety of factors when it establishes compensation, it does not weigh them or utilize them in formulas. In general, the relevant factors considered by the Committee are the Company’s operating and financial performance (both relative to internal criteria and to the performance of comparable companies); the performance, responsibilities and tenure of individual executives; the strategic challenges for which they are responsible; the competitive environment for skilled executive talent; and general economic conditions and outlook.

      The objectives of the Company’s executive compensation program are to:

•	Support the achievement of desired Company performance by ensuring that an appropriate relationship exists between executive compensation and the creation of long-term shareholder value.

•	Provide compensation that will motivate, attract and retain superior management talent and reward performance.

•	Align the executives’ interests with the success of the Company by placing a significant portion of their compensation “at risk”.

•	Through the 1999 Long Term Stock Incentive Plan, provide a higher percentage of executive and key manager total compensation in the form of long-term equity incentives.

Executive Officer Compensation Program

      The Company’s Executive Officer compensation program is comprised of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of stock options and restricted stock awards. The Committee reviews the Company’s annual and long-term goals when considering compensation of Executive Officers, but compensation decisions are a function of the Committee’s discretionary judgment rather than the application of plan formulas.

Base Salary

      In determining base salaries, the Committee annually takes into account individual experience and contributions to the Company’s performance, as well as specific issues and challenges particular to the Company and the individual.

Annual Incentive Compensation

      The purpose of the Company’s annual incentive compensation program is to provide a direct financial incentive in the form of an annual cash bonus, if earned, to Executive Officers to achieve the Company’s annual and long-term growth and performance goals.

Long-Term Stock Incentive Program

      The Company’s 1999 Long Term Stock Incentive Plan provides for the grant of stock option, restricted stock awards and other types of awards in connection with the Company’s long-term incentive program for Executive Officers, other executives and key managers. The objectives of the program are to align management and shareholder long-term interests by creating a strong and direct long-term relationship between executive compensation and shareholder returns. The Committee strongly believes that by providing those individuals who have substantial responsibility for the management and growth of the Company, and the maximizing of shareholder returns, with an opportunity to increase their ownership of Company Common Stock, the best interests of shareholders, and Executive Officers and key managers will be more closely aligned. The Company’s stock options and restricted stock awards generally vest over periods of ten years which increases the long-term aspect of these awards. As a result of the Company’s extended vesting schedule, the dollar value of these stock-based incentives can appreciate to substantial amounts since there is a longer time period for the Company stock prices to appreciate. Although many other companies have shorter vesting schedules which enable individuals to receive their equity incentives in a shorter time period, the Company believes this could lead to decisions adverse to the long-range interests of the Company and its shareholders. Further, the Company believes that the extended vesting of stock awards also promotes retention and spreads compensation expense over a longer term.

      The Company’s policy is to purchase shares of Company Common Stock in the open market sufficient to provide for all restricted stock awards so that the expense related to these awards is more consistent and less variable, as well as to avoid any earnings per share dilution resulting from these awards. This expense is amortized over the vesting period of the awards. Because the Company’s tax deduction is based on the fair market value at the time the restrictions lapse, the after-tax cost of this program can be very favorable to the Company based on future appreciation of Company Common Stock.

      The Committee has the authority to establish rules for the administration of the Plan; to select those individuals to whom awards are granted; to determine types of awards and the number of shares covered by such awards; to set the terms and conditions of such awards; and to cancel, suspend or amend awards. However it is the intent of the Committee to not re-price options.

      Generally the Committee reviews long term stock incentives annually. During 1999, the Committee approved non-qualified stock option grants totaling 28,000 shares to four employees. In September 1999, the Committee awarded restricted stock grants which vest over ten years totaling 211,330 shares to 91 employees. The Committee also awarded another 211,330 shares to these employees contingent upon achieving established earnings requirements or stock price hurdles in each of fiscal years 2000, 2001 and 2002 (if earned, these shares also vest over an eight, nine or ten year period coincident with achieving each hurdle).

•  CEO Compensation — Brian P. Campbell

Brian P. Campbell has been the President and Chief Executive Officer of Kaydon Corporation since September 1998. Additionally, in April 1999, he was elected Chairman of the Board.

     °Base Salary

At the time of his employment, the Committee established Mr. Campbell’s base pay on the basis of its evaluation of his leadership, experience, achievements and the overall contributions to and the performance of his prior company. The Committee attached no particular weight to any single factor. The Committee made no adjustment to Mr. Campbell’s base pay in 1999.

     °Incentive Compensation

Mr. Campbell’s 1999 bonus was based upon the terms of his employment with the Company.

     °Long Term Stock Incentives

Mr. Campbell was granted a restricted stock award of 72,600 shares in September 1999 (36,300 shares vest ratably over ten years; 36,300 shares are subject to both performance criteria and vesting — see the Summary Compensation Table). The Committee subjectively believed this grant was consistent with its objectives to weight Mr. Campbell’s total compensation toward the long-term performance improvement of the Company.

Committee Policy Regarding Compliance with Section 162 (m) of the Internal Revenue Code of 1986 (the “Code”)

      Section 162(m) of the Code, effective January 1, 1994, establishes a limit on the deductibility of annual compensation for the Executive Officers named in this proxy that exceeds $1 million per year unless such pay is pursuant to qualifying performance-based plans approved by the stockholders of the Company. Compensation as defined includes, among other things, base salary, incentive compensation and gains on stock options, restricted stock, and other transactions under Kaydon’s prior Stock Option Plan and the 1999 Long Term Stock Incentive Plan.

      The Committee establishes individual executive compensation based primarily upon the Company’s performance and competitive considerations. As a result, executive compensation may exceed $1 million in a given year. The Committee will continue to consider ways to maximize deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate Executive Officers in a manner commensurate with the performance of Kaydon and the competitive environment for executive talent.

Compensation Committee:

Gerald J. Breen (Chairman)
Thomas C. Sullivan
B. Joseph White

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No Executive Officer, Director or member of the Compensation Committee of the Company had any interlocking relationship which would require disclosure in this Proxy Statement.

OPTION/ SAR GRANTS TABLE

APRIL 1999 GRANT

Option/ SAR Grants in Last Fiscal Year

Individual Grants

% of Total
	Number of	Options/
	Securities	SARs
	Underlying	Granted to	Exercise or
	Options/SARS	Employees in	Base Price
Name	Granted(#)	Fiscal Year	($/SH)
(A)	(B)	(C)	(D)

Kenneth W. Crawford	12,000	43%	33.3125

[Additional columns below]

[Continued from above table, first column(s) repeated]

Option/ SAR Grants in Last Fiscal Year

Alternative to
		Potential		(F) and (G):
		Realizable		Grant Date
		Value at Assumed		Value
Annual Rates
of Stock
Price Appreciation
		for Option Term		Grant Date
Present Value
Name	Expiration Date	5%($)	10%($)	($)
(A)	(E)	(F)	(G)	(H)

Kenneth W. Crawford	04/30/2004	—	—	12.46

(1)	Column (H) calculation made in accordance with the Black-Scholes option pricing model. The model assumes:

(a)	An option term of five (5) years which is the life of the grant.

(b)	Expected volatility which is calculated using the daily closing price of the stock for the six (6) months immediately preceding the option grant.

(c)	Dividend yield at $.40 per share which is the annualized dividend paid to shareholders on the date of the grant.

(d)	The risk-free rate of return is the average monthly U.S. Treasury note with a maturity date corresponding to the option term (i.e., 5 years)

(e)	No adjustments for non-transferability or risk of forfeiture.

(2)	The material terms of the option are as follows: 25% of the option is exercisable one year from the date of the grant and an additional 25% is exercisable each of the following three years. The right to purchase is cumulative. Exercisability may be accelerated upon death, disability, retirement, certain mergers or other corporate events, or a change in control of Kaydon. The option price may be paid in stock or cash.

OPTION/ SAR EXERCISES AND YEAR-END VALUE TABLE

Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Value

(A)	(B)	(C)	(D)	(E)
			Number of	Value of
			Securities	Unexercised
			Underlying	In-The-Money
			Unexercised	Options/SARs
			Options/SARs	at FY-End($)
			at FY-End(#)	at FY-End(#)
Shares
	Acquired on	Value	Unexercisable/	Unexercisable/
Name	Exercise(#)	Realized($)	Unexercisable	Unexercisable

Brian P. Campbell	0	0	(E) 25,000	(E) 50,000
			(U) 75,000	(U) 150,000

John F. Brocci	2,500	31,406	(E) 71,250	(E) 296,562
			(U) 48,750	(U) 80,625

Kenneth W. Crawford	0	0	(E) 0	(E) 0
			(U) 12,000	(U) (78,000)

Note: Kaydon stock closed at $26.8125 on December 31, 1999.

LONG TERM INCENTIVE PLAN AWARDS TABLE

Long Term Incentive Plan Awards in Last Fiscal Year

			Estimated Future Payouts Under
			Non-Stock Price Based Plans

(A)	(B)	(C)	(D)	(E)	(F)
	Number of	Performance or
	Shares, Units	Other Period
	or Other	Until Maturation	Threshold	Target	Maximum
Name	Rights(#)	or Payout	($ or #)	($ or #)	($ or #)

Brian P. Campbell	0	0	0	0	0

John F. Brocci	0	0	0	0	0

Kenneth W. Crawford	0	0	0	0	0

COMPARISON OF FIVE YEAR CUMULATIVE RETURNS (1994-1999) TABLE

[PERFORMANCE GRAPH]

Summary Data Name	1994	1995	1996	1997	1998	1999

KAYDON CORP	$100.00	$128.54	$201.83	$282.57	$350.07	$237.95
Standard & Poors 500	$100.00	$137.50	$169.47	$226.03	$290.22	$349.08
Machinery	$100.00	$141.70	$180.24	$276.01	$235.78	$321.13

•	Assumes $100 invested at the close of trading on December 31, 1994 in Kaydon Corporation common stock, Standard & Poors 500 and Machinery group.

•	Total Return assumes reinvestment of dividends.

•	Based upon fiscal year ended December 31, 1999.

•	Value Line Machinery Index, published by Value Line, Inc.

PENSION PLAN TABLE

      The following table presents information regarding estimated annual benefits payable as a straight life annuity upon retirement to executives named in the Summary Compensation Table.

Final	Years of Credited Service at Retirement
Average
Pay	5	10	15	20	25	30 or more

$100,000	$6,941	$13,883	$20,824	$27,765	$34,706	$41,648

$200,000	14,841	29,683	44,524	59,365	74,206	89,048

$300,000	22,741	45,483	68,224	90,965	113,706	136,448

$400,000	30,641	61,283	91,924	122,565	153,206	183,848

$500,000	38,541	77,083	115,624	154,165	192,706	231,248

$600,000	46,441	92,883	139,32	185,765	232,206	278,648

$700,000	54,341	108,683	163,024	217,365	271,706	326,048

$800,000	62,241	124,483	186,724	248,965	311,206	373,448

$900,000	70,141	140,283	210,424	280,565	350,706	420,848

$1,000,000	78,041	156,083	234,124	312,165	390,206	468,248

      The Table combines benefits paid under the Kaydon Corporation Retirement Plan (the “Retirement Plan”) and the Kaydon Corporation Supplemental Executive Retirement Plan (the “SERP”).

      Covered compensation is based on salary and bonus as shown in the Summary Compensation Table, except that, prior to January 1, 1997, covered compensation excluded Management Incentive Compensation Plan (“MIC”) payments to the employee during the calendar year in excess of 50% of the employee’s base rate of pay in effect on the December 31 preceding the date of payment. The 1999 compensation covered by the plans includes MIC compensation paid during 1999 based on 1998 awards.

      Final Average Pay is the average compensation for the three highest consecutive calendar years during the ten most recent calendar years. Remuneration covered in a particular year includes (1) that year’s salary (base pay), and (2) compensation received in that year under the MIC Plan.

      Federal regulations require that no more than $160,000 in compensation be considered for the calculation of retirement benefits from the Retirement Plan, the Company’s qualified defined benefit plan, in 1999. The maximum amount paid from a qualified defined benefit plan cannot exceed $130,00 per year as of January 1, 1999. The Company previously adopted the SERP to address these limitations.

      The SERP is a nonqualified supplemental pension plan for designated executives that provides increased benefits that would otherwise be denied because of certain Internal Revenue Code limitations on qualified benefit plans. In general, the SERP provides retirement, early retirement, disability and death benefits based on the benefit formula contained in the Retirement Plan applied to all compensation, reduced by benefits actually provided under the Retirement Plan. In certain cases, additional service credit for purposes of the SERP benefit formula is provided.

      The amounts reported in this Pension Plan Table are the amounts payable at the normal retirement age of 65, in the form of a single life annuity, from the Retirement Plan and the SERP for Executive Officers and other key executives. The amounts shown are not subject to reduction for Social Security benefits but are reduced by any pension benefits payable from other company plans. A participant may retire as early as age 55, but benefits payable at early retirement are subject to reductions that approximate actuarial values (except that benefits under the SERP are not reduced on retirement at age 62 or later).

      For each of the following Executive Officers of Kaydon, the credited Years of Service under the Retirement Plan and the SERP, as of December 31, 1999, and the remuneration received during 1999 covered by the Plans were, respectively, as follows: Mr. Campbell, 1 year plus 10 future service years under the SERP and $725,000; Mr. Crawford, 0 years and $154,815; and Mr. Brocci, 11 years plus 11 additional years of credit under the SERP and $369,854.

INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors of Kaydon has selected Arthur Andersen LLP independent public accountants, to audit Kaydon’s consolidated financial statements for the year ending December 31, 1999. A representative of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders with an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders present.

PROPOSALS BY HOLDERS OF COMMON STOCK

      If any stockholder wishes to have a proposal included in the Company’s proxy statement for the Annual Meeting to be held in 2001, the proposal must be received by the Company no later than 120 days prior to the mailing date of this year’s proxy statement. Any proposal should be sent to the Secretary of the Company at its Executive Offices in Ann Arbor, Michigan, and it is recommended that registered or certified mail, return receipt requested, be used.

      In addition, if any stockholder intends to present a proposal for consideration at the Annual Meeting in 2001, in accordance with the procedures set forth in the Company’s By-Laws, prior notice of a stockholder’s intention to present such a proposal must be given to the Company not later than 90 days prior to the date of the Annual Meeting or 10 days after notice of the Annual Meeting is mailed or publicly announced, whichever is later. Such notice must contain the information required by the Company’s By-Laws, and the presiding officer of the Annual Meeting may refuse to entertain any stockholder proposals that do not comply with these By-Law provisions.

Expenses of Solicitation

      Kaydon will pay the costs of preparing, assembling and mailing this proxy statement and the material enclosed herewith. Kaydon has requested brokers, nominees, fiduciaries and other custodians who hold shares of its common stock in their names to solicit proxies from their clients who own such shares, and Kaydon has agreed to reimburse them for their expenses in so doing.

      In addition to the use of the mails, certain officers, directors and regular employees of Kaydon, at no additional compensation, may request the return of proxies by personal interview or by telephone or telegraph.

Other Items of Business

      The management does not intend to present any further items of business to the meeting, and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

John F. Brocci
Vice President Administration and
Secretary

April 3, 2000

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

PROXY
KAYDON CORPORATION
Annual Meeting of Shareholders, May 4, 2000
Solicited on Behalf of the Board of Directors of Kaydon Corporation

      The undersigned hereby appoints BRIAN P. CAMPBELL and JOHN F. BROCCI, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all stock of Kaydon Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at the Crowne Plaza Hotel, 610 Briarwood Court, Ann Arbor, Michigan on Thursday, May 4, 2000 at 11:00 AM, Eastern time, and at any adjournment thereof.

      Gerald J. Breen, Brian P. Campbell, Thomas C. Sullivan and B. Joseph White have been nominated for election as Directors. Your vote for the four directors may be indicated below.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no contrary specification is indicated, this proxy will be voted FOR the election of all nominees as Directors. To insure this proxy is properly executed, each stockholder should review the Proxy Statement Section entitled Quorum and Vote Requirements, before marking this card. Please mark Box O [X] or [ ].

This Proxy is solicited on behalf of the Board of Directors of the Company.

1. Election of Directors:

[ ] FOR all nominees (except as listed to the contrary).	[ ] AUTHORITY WITHHELD for all.	[ ] AUTHORITY WITHHELD for the following only (write each nominee’s name in the space below).

Name(s)
(Continued and to be signed on reverse side)

(Continued from other side)

2. In their discretion, on other matters which properly come before the meeting or any postponement or adjournment thereof.

You are urged to date, sign, and return promptly this proxy in the envelope provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

Dated: _____________________________, 2000

__________________________________________ Signature

__________________________________________ Signature if held jointly

IMPORTANT: Please sign exactly as your name or names appear hereon. If signing as an attorney, executor, administrator, trustee, guardian, or in some other representative capacity, or as officer of a corporation, please indicate your capacity or full title. For joint accounts, all tenants should sign.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT YOUR VOTE WILL BE COUNTED.